Pricing Supplement No. 2024-USNCH24248 to Product Supplement No. EA-02-10 dated March 7, 2023,

Underlying Supplement No. 11 dated March 7, 2023, Prospectus Supplement and Prospectus each dated March 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated October 23, 2024

Citigroup Global Markets Holdings Inc. $8,000,000 Airbag Autocallable Contingent Yield Notes with Memory Coupon Feature

Linked to Shares of the SPDR® S&P® Biotech ETF Due October 28, 2025 All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Investment Description

The Airbag Autocallable Contingent Yield Notes with Memory Coupon Feature (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to shares of the SPDR® S&P® Biotech ETF (the “underlying”). The notes will pay a contingent coupon on each monthly coupon payment date (plus any previously unpaid contingent coupons from prior valuation dates pursuant to the memory coupon feature) if, and only if, the closing price of the underlying on the related monthly valuation date is greater than or equal to the coupon barrier. If the closing price of the underlying on a monthly valuation date is less than the coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning one month after issuance, if the closing price of the underlying on a monthly valuation date is greater than or equal to the initial underlying price, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date and, pursuant to the memory coupon feature, any previously unpaid contingent coupons from prior valuation dates, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying price. If the final underlying price is greater than or equal to the conversion price, you will receive the stated principal amount of your notes at maturity (plus a final contingent coupon payment and, pursuant to the memory coupon feature, any previously unpaid contingent coupon payments from prior valuation dates if the final underlying price is also greater than or equal to the coupon barrier). However, if the notes have not been automatically called prior to maturity and the final underlying price is less than the conversion price, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity. If the final underlying price is below the specified conversion price, the issuer will deliver to you a number of shares of the underlying equal to the stated principal amount per note divided by the conversion price (the “share delivery amount”) (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in this pricing supplement under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”). The “final underlying price” is the closing price of the underlying on the final valuation date. Investing in the notes involves significant risks. You may lose some or all of your initial investment if the notes are not called on any coupon payment date prior to the maturity date and the final underlying price is less than the conversion price. You will not receive dividends or other distributions paid on the underlying or participate in any appreciation of the underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑	Contingent Coupon — We will pay you a contingent coupon on each monthly coupon payment date (plus any previously unpaid contingent coupons from prior valuation dates pursuant to the memory coupon feature) if, and only if, the closing price of the underlying on the related valuation date is greater than or equal to the coupon barrier, unless the notes have been previously called. Otherwise, no contingent coupon will be paid for that month.
❑	Automatic Call — Beginning approximately one month after issuance, we will automatically call the notes and pay you the stated principal amount per note plus the final contingent coupon payment and, pursuant to the memory coupon feature, any previously unpaid contingent coupons from prior valuation dates if the closing price of the underlying on any monthly valuation date is greater than or equal to the initial underlying price. If the notes are not automatically called, investors may have full downside market exposure to the underlying at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying price is greater than or equal to the conversion price, you will receive the stated principal amount of your notes at maturity (plus the final contingent coupon payment and, pursuant to the memory coupon feature, any previously unpaid contingent coupons from prior valuation dates if the final underlying price of the underlying is also greater than or equal to the coupon barrier). However, if the notes have not been automatically called prior to maturity and the final underlying price is less than the conversion price, the issuer will deliver to you a number of shares of the underlying equal to the share delivery amount at maturity which will likely be worth less than your stated principal amount and may have no value at all. In this case, you will be exposed to the downside performance of the underlying beyond the conversion price at a rate greater than 1-for-1.

Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Strike date	October 22, 2024
Trade date	October 23, 2024
Settlement date	October 28, 2024
Valuation dates[1]	Monthly, beginning on November 25, 2024
Final valuation date[1]	October 23, 2025
Maturity date	October 28, 2025
[1] See page PS-6 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have THE full downside MARKET risk of the underlying. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Airbag Autocallable Contingent Yield Notes with Memory Coupon Feature Linked to Shares of the SPDR® S&P® Biotech ETF. Any payment on the notes will be based on the performance of the underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc. The notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier*	Conversion Price*	CUSIP/ISIN
Shares of the SPDR® S&P® Biotech ETF (Ticker: XBI) (the “ETF”)	12.80% per annum	$98.27	$83.53, which is 85% of the initial underlying price	$83.53, which is 85% of the initial underlying price	17331V709 / US17331V7091

*The coupon barrier and conversion price for the underlying may be rounded to the nearest cent.

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$1,000.00	$1.00	$999.00
Total	$8,000,000.00	$8,000.00	$7,992,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $992.70 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $1.00 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $999.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $999.00 per note. UBS will receive an underwriting discount of $1.00 per note for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in connection with your decision to invest in the notes. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-10 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003818/dp190217_424b2-ea0210.htm

♦	Underlying Supplement No. 11 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003815/dp189981_424b2-us11.htm

♦	Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

In addition to this pricing supplement and the product supplement, underlying supplement, prospectus supplement and prospectus, you should read the prospectus for the underlying on file at the SEC website, which can be accessed via the hyperlink below. The contents of this prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

♦	Prospectus for SPDR® S&P® Biotech ETF, dated October 31, 2023:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1064642/000119312523264158/d378461d485bpos.htm

Certain terms used in this pricing supplement are defined below under “Additional Terms of the Notes—Certain Important Definitions.”

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Airbag Autocallable Contingent Yield Notes with Memory Coupon Feature Linked to Shares of the SPDR® S&P® Biotech ETF that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The SPDR® S&P® Biotech ETF” beginning on page PS-15 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Fund Descriptions— The SPDR® S&P® Industry ETFs— The SPDR® S&P® Biotech ETF” beginning on page US-114 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦	You understand and accept the risks associated with the underlying.

♦	You believe the closing price of the underlying is likely to be greater than or equal to the coupon barrier on the valuation dates, and, if the closing price of the underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying price will be greater than or equal to the conversion price, and, if the final underlying price is below the conversion price, you can tolerate receiving a number of shares of the underlying per note at maturity worth less than your stated principal amount or that may have no value at all.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦	You are willing to hold notes that will be called on the earliest valuation date (beginning one month after issuance) on which the closing price of the underlying is greater than or equal to the initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlying, which could be significant.

♦	You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are willing to invest in the notes based on the coupon barrier and conversion price indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlying for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦	You do not understand or are not willing to accept the risks associated with the underlying.

♦	You do not believe the closing price of the underlying is likely to be greater than or equal to the coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying price will be less than the conversion price, exposing you to the full downside performance of the underlying.

♦	You cannot tolerate receiving a number of shares of the underlying per note at maturity worth less than your stated principal amount or that may have no value at all.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦	You are unwilling to hold notes that will be called on the earliest valuation date (beginning one month after issuance) on which the closing price of the underlying is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the contingent coupon payments.

♦	You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are unwilling to invest in the notes based on the coupon barrier and conversion price indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$1,000.00 per note
Term	Approximately one year, unless automatically called earlier
Strike date	October 22, 2024
Trade date	October 23, 2024
Settlement date	October 28, 2024
Final valuation date[1]	October 23, 2025
Maturity date	October 28, 2025
Underlying	Shares of the SPDR® S&P® Biotech ETF (Ticker: XBI)
Automatic call feature

The notes will be automatically called if the closing price of the underlying on any valuation date occurring on or after November 25, 2024 is greater than or equal to the initial underlying price.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $1,000.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date and, pursuant to the memory coupon feature, any previously unpaid contingent coupons from prior valuation dates.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing price of the underlying on a monthly valuation date is greater than or equal to the coupon barrier, we will make a contingent coupon payment with respect to that valuation date (plus any previously unpaid contingent coupons from prior valuation dates pursuant to the memory coupon feature) on the related coupon payment date.

However, if the closing price of the underlying on a monthly valuation date is below the coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $10.667 for each $1,000.00 stated principal amount note (based on the per annum contingent coupon rate of approximately 12.80%) and will be payable with respect to each valuation date on which the closing price of the underlying is greater than or equal to the coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you a contingent coupon (including any previously unpaid contingent coupons) on a coupon payment date if the closing price of the underlying on the related valuation date is less than the coupon barrier.
Memory coupon feature

If the contingent coupon is not paid on any coupon payment date (because the closing price of the underlying on any valuation date is less than the coupon barrier), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing price of the underlying on the related later valuation date is greater than or equal to the coupon barrier; provided, however, in the case of any such payment of a previously unpaid contingent coupon, that no additional interest shall accrue or be payable in respect of such unpaid contingent coupon from and after the end of the original interest period for such unpaid contingent coupon. You will not receive such unpaid contingent coupons if the closing price of the underlying is less than the coupon barrier on each subsequent valuation date.

Payment at maturity (per $1,000.00 stated principal amount of notes)[3]

If the notes are not automatically called prior to maturity and the final underlying price is greater than or equal to the coupon barrier and the conversion price, we will pay you the $1,000.00 stated principal amount plus the contingent coupon with respect to the final valuation date and, pursuant to the memory coupon feature, any previously unpaid contingent coupons from prior valuation dates.

If the notes are not automatically called prior to maturity and the final underlying price is less than the conversion price, at maturity we will deliver to you a number of shares of the underlying equal to the share delivery amount (subject to adjustments).

The value of shares delivered for the share delivery amount is expected to be worth less than the stated principal amount of your notes and may be worthless.

Share Delivery Amount[2,3]	11.97175, equal to $1,000.00 divided by the conversion price.
Underlying return	final underlying price – initial underlying price initial underlying price
Conversion price[2]	85% of the initial underlying price, as specified on the cover of this pricing supplement.
Coupon barrier	85% of the initial underlying price, as specified on the cover of this pricing supplement.
Initial underlying price	The closing price of the underlying on the strike date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the underlying on the final valuation date.

1Subject to postponement in the event of a Market Disruption Event with respect to the Underlying as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in this pricing supplement.

2Subject to adjustment upon the occurrence of certain corporate events affecting the underlying. See “Additional Terms of the Notes—Dilution and Reorganization

Adjustments” in this pricing supplement. The conversion price for the underlying may be rounded to the nearest cent.

3We will pay cash in lieu of delivering any fractional shares of the underlying in an amount equal to that fraction multiplied by the closing price of one share of the underlying on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR STATED PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.
Investment Timeline
Strike date	The closing price of the underlying (the initial underlying price) is observed, the contingent coupon rate is set and the coupon barrier and conversion price for the underlying and share delivery amount are determined.

Monthly (autocallable after one month)

If the closing price of the underlying on any monthly valuation date is greater than or equal to the coupon barrier, we will pay you a contingent coupon (plus any previously unpaid contingent coupons from prior valuation dates pursuant to the memory coupon feature) on the related coupon payment date. However, if the closing price of the underlying on any monthly valuation date is below the coupon barrier, no contingent coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing price of the underlying on any valuation date (beginning one month after issuance) is greater than or equal to the initial underlying price.

If the notes are automatically called on any valuation date, we will pay you on the applicable coupon payment date a cash payment per $1,000.00 stated principal amount of each note equal to the stated principal amount per note plus the applicable contingent coupon on the related coupon payment date and, pursuant to the memory coupon feature, any previously unpaid contingent coupons from prior valuation dates.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying price is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying price is greater than or equal to the coupon barrier and the conversion price, we will pay you the $1,000.00 stated principal amount plus the contingent coupon with respect to the final valuation date and, pursuant to the memory coupon feature, any previously unpaid contingent coupons from prior valuation dates.

If the notes are not automatically called prior to maturity and the final underlying price is less than coupon barrier and the conversion price, we will deliver to you a number of shares of the underlying (and cash in lieu of any fractional share) equal to the share delivery amount for each note you own.

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
November 25, 2024	November 29, 2024
December 23, 2024	December 27, 2024
January 23, 2025	January 28, 2025
February 24, 2025	February 27, 2025
March 24, 2025	March 27, 2025
April 23, 2025	April 28, 2025
May 23, 2025	May 29, 2025
June 23, 2025	June 26, 2025
July 23, 2025	July 28, 2025
August 25, 2025	August 28, 2025
September 23, 2025	September 26, 2025
October 23, 2025	October 28, 2025

1 Subject to postponement as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in this pricing supplement.

If any coupon payment date is not a business day, then the coupon payment to be made on that coupon payment date will be made on the next succeeding business day with the same force and effect as if made on that coupon payment date, and no additional interest will accrue as a result of such delayed payment.

Each coupon payment will be payable to the holders of record of the notes at the close of business on the date that is one business day prior to the applicable coupon payment date (each such day, a “Regular Record Date”), except that the contingent coupon payment due upon early automatic call or at maturity will be payable to the persons who receive cash or shares of the underlying, as applicable, upon such early automatic call or at maturity, as applicable.

If any valuation date (other than the final valuation date) is postponed, the related coupon payment date will be the third business day after such valuation date as postponed

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — Unlike conventional debt securities, the notes do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the notes have not been automatically called prior to maturity and the final underlying price is less than the conversion price, you will not be repaid the stated principal amount of your notes at maturity and, instead, will receive a number of shares of the underlying equal to the share delivery amount. As a result, investors will be exposed to any further depreciation of the shares of the underlying that may occur between the final valuation date and the maturity date. These shares will be worth less than the stated principal amount per note and may be worth nothing. You should not invest in the notes if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your notes.

At maturity, if the final underlying price of the underlying is less than the conversion price, you will have similar downside market risk as a purchaser of the underlying at the conversion price (except that you will not receive any dividends). This will result in a smaller loss on the notes (disregarding dividends) than would be incurred by a purchaser of the underlying at the initial underlying price, unless the final underlying price is zero. However, you will be exposed at an increased rate to the decline in the price of the underlying below the conversion price, with a loss on the notes of more than 1% for each additional 1% of the initial underlying price by which the final underlying price is less than the conversion price. Therefore, the lower the final underlying price, the closer your loss of principal will be to the percentage decline of the underlying from the initial underlying price. For example, if the initial underlying price of the underlying was $100, the conversion price was $85 (85% of the initial underlying price) and the final underlying price is below the conversion price, the share delivery amount at maturity would be equal to approximately 11.76471 shares per $1,000 note ($1,000 divided by the $85 Conversion price). If the final underlying price was $60 (40% less than the initial underlying price), the value of that share delivery amount on the final valuation date would be approximately $705.8826 per note (approximately 11.76471 shares times $60). If you had purchased shares at the initial underlying price, you would have 10 shares worth $600 on the final valuation date, a difference of approximately $105.8826 compared with the value of the share delivery amount. However, if the final underlying price was $30 (70% less than the initial underlying price), the value of the share delivery amount on the final valuation date would be approximately $352.9413 per note (approximately 11.76471 shares times $30). If you had purchased shares at the initial underlying price, you would have 10 shares worth $300 on the final valuation date, a difference of only approximately $52.9413 compared with the value of the share delivery amount. If the final underlying price was $0 (100% less than the initial underlying price), the value of the share delivery amount on the final valuation date would be $0, the same as if you had purchased shares at the initial underlying price, and you would lose the entire stated principal amount of your notes.

♦	You will not receive any contingent coupon payment for any month in which the closing price of the underlying on the related valuation date is less than the coupon barrier — A contingent coupon payment will be paid on a coupon payment date if and only if the closing price of the underlying on the related valuation date is greater than or equal to the coupon barrier. If the closing price of the underlying on any valuation date is less than the coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing price of the underlying is below the coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes. If the contingent coupon is not paid on any coupon payment date because the closing price of the underlying on the related valuation date is less than the coupon barrier, such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing price of the underlying on such later valuation date is greater than or equal to the coupon barrier. Therefore, you will not receive such unpaid contingent coupon if the closing price of the underlying on each subsequent valuation date is less than the coupon barrier.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the strike date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be automatically called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing price of the underlying on one or more valuation dates will be less than the coupon barrier, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, (ii) the closing price of the underlying on each valuation date will be less than the initial underlying price, such that the notes are not automatically called, and (iii) the final underlying price will be less than the conversion price, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the underlying.

♦	The notes offer downside exposure to the underlying, but no upside exposure to the underlying — You will not participate in any appreciation in the price of the underlying over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying.

♦	The performance of the notes will depend on the closing price of the underlying solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlying — Whether the contingent coupon will be paid for any given month will depend on the closing price of the underlying solely on the applicable monthly valuation dates, regardless of the closing price of the underlying on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing price of the underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing price of the underlying on a limited number of dates, the notes will be particularly sensitive to volatility in the closing price of the underlying. You should understand that the underlying has historically been highly volatile.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks held by the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares or any of the stocks held by the underlying. It is important to understand that, for purposes of measuring the performance of the underlying, the price used will not reflect the receipt or reinvestment of dividends or distributions on the underlying or the stocks held by the underlying. Dividend or distribution yield on the underlying or the stocks held by the underlying would be expected to represent a significant portion of the overall return on a direct investment in the underlying or the stocks held by the underlying, but will not be reflected in the performance of the underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the price of the underlying).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning one month after issuance, on any valuation date occurring monthly during the term of the notes, the notes will be automatically called if the closing price of the underlying on that valuation date is greater than or equal to the initial underlying price. Thus, the term of the notes may be limited to as short as one month. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the underlying and the shorter time remaining for the price of the underlying to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the underlying will fall below the coupon barrier on any valuation date or the conversion price on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the coupon barrier on one, or more, monthly valuation dates and/or the conversion price on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that the underlying will fall below the conversion price on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the underlying and stocks held by the issuer of the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying and a number of other factors, including the price and volatility of the stocks held by the issuer of the underlying, dividend yields on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The SPDR® S&P® Biotech ETF is subject to risks associated with investing in the biotechnology sector. The stocks held by the SPDR® S&P® Biotech ETF are generally concentrated in the biotechnology industry. Companies within the biotech industry invest heavily in research and development which may not necessarily lead to commercially successful products. This industry is also subject to increased governmental regulation which may delay or inhibit the release of new products. Many biotech companies are dependent upon their ability to use and enforce intellectual property rights and patents. Any impairment of such rights may have adverse financial consequences. Biotech stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Biotech companies can be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs.

♦	The SPDR® S&P® Biotech ETF is subject to risks associated with the health care sector. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or the stocks that are held by the issuer of the underlying or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified below in this pricing supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If an issuer of the underlying pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends.”

♦	The notes may become linked to assets other than the original underlying upon the occurrence of a reorganization event or upon the delisting of an underlying — For example, if an ETF enters into a merger agreement that provides for holders of such underlying to receive shares of another entity, the shares of such other entity will become the applicable underlying for all purposes of the notes upon consummation of the merger. Additionally, if an underlying is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying. See “Additional Terms of the Notes —Dilution and Reorganization Adjustments” and “Additional Terms of the Notes—Delisting, Liquidation or Termination of the Underlying ETF.”

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying — For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks held by the ETF and other financial instruments related to the underlying or such stocks and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlying or the stocks held by the ETF or in instruments linked to the underlying or such stocks on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETF or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

t	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, corporate events with respect to the underlying that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things:

t	determining whether a Market Disruption Event has occurred;

t	if a Market Disruption Event occurs on any Valuation Date, determining whether to postpone such Valuation Date, as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date”;

t	determining the closing price of the underlying if the price is not otherwise available or a Market Disruption Event has occurred;

t	determining the appropriate adjustments to be made to the Share Delivery Amount, Initial Underlying Price and conversion price upon the occurrence of an event described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”; and

t	selecting a successor ETF or performing an alternative calculation of the price of the underlying if the underlying is delisted or an ETF is liquidated or otherwise terminated (see “Additional Terms of the Notes —Delisting, Liquidation or Termination of the Underlying ETF”).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the underlying may not completely track the performance of the index underlying the ETF or the net asset value per share of the ETF — The ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in the index underlying the ETF. In addition, the performance of the underlying will reflect transaction costs and fees of the ETF that are not included in the calculation of the index underlying the ETF. In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF. All of these factors may lead to a lack of correlation between the performance of the underlying and the index underlying the ETF. In addition, corporate actions with respect to the equity securities constituting the index underlying the ETF or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying and the index underlying the ETF. Finally, because the underlying is traded on NYSE Arca, Inc. and is subject to market supply and investor demand, the market value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying. As a result, under these circumstances, the market value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the index underlying the ETF and/or the net asset value per share of the underlying, which could materially and adversely affect the value of the notes in the secondary market and/or reduce one or more payments on the notes.

♦	Changes made by the investment advisers to the ETF or by the sponsor of the index underlying the ETF may adversely affect the underlying — We are not affiliated with the investment adviser to the ETF or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the ETF or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $1,000.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $1,000

t	Term: 1 year, unless earlier automatically called

t	Hypothetical Initial Underlying Price: $100.00

t	Contingent Coupon Rate: Approximately 12.80% per annum (or 1.0667% per month) with memory coupon feature

t	Monthly Contingent Coupon Payment: $10.667 per month per note

t	Valuation Dates: Monthly, automatically callable after approximately one month, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Coupon Barrier: $85.00, which is 85% of its hypothetical initial underlying price

t	Hypothetical Conversion Price: $85.00 which is 85% of its hypothetical initial underlying price

t	Hypothetical Share Delivery Amount: 11.76471 shares per note ($1,000.00/$85.00)

*The examples below are based on the above hypothetical values and do not reflect the actual initial underlying price, coupon barrier or conversion price. For the actual initial underlying price, coupon barrier and conversion price, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that any actual payments on the notes will be calculated based on the actual initial underlying price, coupon barrier and conversion price, and not on the hypothetical values indicated above.

Example 1 — Notes are automatically called on the first valuation date.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$120.00 (at or above coupon barrier and initial underlying price)	$1,010.667 (settlement amount)
	Total Payment:	$1,010.667 (1.0667% total return)

On the first valuation date (which is approximately one month after the trade date), the underlying closes above the initial underlying price, and the notes are automatically called on the related coupon payment date. You will receive on the coupon payment date a total of $1,010.667 per note, reflecting the $1,000.00 stated principal amount plus the applicable contingent coupon. In this example, you would have been paid a total of $1,010.667 per note for a 1.0667% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlying.

Example 2 — Notes are automatically called on the fourth valuation date.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$90.00 (at or above coupon barrier but below initial underlying price)	$10.667 (contingent coupon — not called)
Second Valuation Date	$95.00 (at or above coupon barrier but below initial underlying price)	$10.667 (contingent coupon — not called)
Third Valuation Date	$60.00 (below coupon barrier and initial underlying price)	$0.00 (not called)
Fourth Valuation Date	$110.00 (at or above coupon barrier and initial underlying price)	$1,010.667 + $10.667 (settlement amount)
	Total Payment:	$1,042.668 (4.2668% total return)

Since the notes are automatically called on the fourth valuation date, on the related coupon payment date you would receive $1,021.334 per note, reflecting the $1,000.00 stated principal amount plus the applicable contingent coupon for the fourth valuation date and the previously unpaid contingent coupon with respect to the third valuation date. When added to the contingent coupon payments of $21.334 received in respect of the prior valuation dates, you would have been paid a total of $1,042.668 per note for a 4.2668% total return on the notes. No further amount will be owed to you under the notes, and you will not participate in any appreciation of the underlying.

Example 3 — Notes are NOT automatically called and the final underlying price is at or above the conversion price.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$90.00 (at or above coupon barrier but below initial underlying price)	$10.667 (contingent coupon — not called)
Second to Eleventh Valuation Dates	Various (all below coupon barrier and initial underlying price)	$0.00 (not called)
Final Valuation Date	$120.00 (at or above coupon barrier and conversion price)	$1,010.667 + $106.670 = $1,117.337 (payment at maturity)
	Total Payment:	$1,128.004 (12.80% total return)

Since the notes are not automatically called and the final underlying price of the underlying is greater than or equal to the conversion price, at maturity you would receive $1,117.337 per note, reflecting your stated principal amount plus the contingent coupon for the final valuation date and the previously unpaid contingent coupons from prior valuation dates. When added to the contingent coupon payment of $10.667 received in respect of the first valuation date, you would have been paid a total of $1,128.004 per note for an approximately 12.80% total return on the notes over one year. You will not participate in any appreciation of the underlying.

Example 4 — Notes are NOT automatically called and the final underlying price is below the conversion price.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$70.00 (below coupon barrier and initial underlying price)	$0.00 (not called)
Second to Eleventh Valuation Dates	Various (all below coupon barrier and initial underlying price)	$0.00 (not called)
Final Valuation Date	$30.00 (below coupon barrier and conversion price)	underlying price × share delivery amount = $30.00 × 11.76471 = $352.9413 (payment at maturity
	Total Payment:	$352.9413 (-64.7059% total return)

The underlying closes below the coupon barrier on each valuation date, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the underlying closes below the conversion price. Therefore, at maturity, investors will receive the share delivery amount, with fractional shares included in the share delivery amount paid in cash at the final underlying price. The value received at maturity and the total return on the notes at that time depends on (i) the price of one share of the underlying on the maturity date and (ii) the final underlying price for any fractional shares of the share delivery amount. The value of the share delivery amount received from us would be worth a total of $352.9413 per note for a loss on the notes of 64.7059%.

The SPDR® S&P® Biotech ETF

The SPDR® S&P® Biotech ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Biotechnology Select Industry™ Index. The SPDR® S&P® Biotech ETF is managed by SSGA Funds Management Inc. (“SSGA FM”), an investment advisor to the SPDR® S&P® Biotech ETF, and the SPDR® Series Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Biotech ETF. The SPDR® S&P® Biotech ETF uses a representative sampling strategy to try to achieve its investment objective, which means that the SPDR® S&P® Biotech ETF is not required to purchase all of the securities represented in the S&P® Biotechnology Select Industry™ Index. Instead, the SPDR® S&P® Biotech ETF may purchase a subset of the securities in the S&P® Biotechnology Select Industry™ Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the S&P® Biotechnology Select Industry™ Index. Under normal market conditions, the SPDR® S&P® Biotech ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the S&P® Biotechnology Select Industry™ Index. In addition, the SPDR® S&P® Biotech ETF may invest in equity securities not included in the S&P® Biotechnology Select Industry™ Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA FM).

Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P® Biotech ETF trades on the NYSE Arca under the ticker symbol “XBI.”

You may receive underlying shares of the SPDR® S&P® Biotech ETF at maturity. Therefore, in making your decision to invest in the securities, you should receive the prospectus related to the SPDR® S&P® Biotech ETF on file at the SEC, which can be accessed via the hyperlink below.

Prospectus dated October 31, 2023:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1064642/000119312523264158/d378461d485bpos.htm

The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

This pricing supplement relates only to the notes offered hereby and does not relate to the SPDR® S&P® Biotech ETF. We have derived all disclosures contained in this pricing supplement regarding the SPDR® S&P® Biotech ETF from the publicly available documents described above. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P® Biotech ETF.

Please refer to the section “Fund Descriptions—The SPDR® S&P® Industry ETFs— The SPDR® S&P® Biotech ETF” in the accompanying underlying supplement for important disclosures regarding the SPDR® S&P® Biotech ETF.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the SPDR® S&P® Biotech ETF from January 2, 2014 through October 23, 2024. The closing price of the SPDR® S&P® Biotech ETF on October 23, 2024 was $96.67. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the SPDR® S&P® Biotech ETF has experienced significant fluctuations. The historical performance of the shares of the SPDR® S&P® Biotech ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the SPDR® S&P® Biotech ETF during the term of the notes. We cannot give you assurance that the performance of the shares of the SPDR® S&P® Biotech ETF will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the SPDR® S&P® Biotech ETF will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the SPDR® S&P® Biotech ETF.

Quarter Begin	Quarter End	High	Low	Dividends
01/02/14	03/31/14	$56.90	$42.97	$0.11101
04/01/14	06/30/14	$51.35	$40.27	$0.20538
07/01/14	09/30/14	$54.30	$44.87	$0.18759
10/01/14	12/31/14	$63.45	$48.48	$0.16367
01/02/15	03/31/15	$79.33	$61.43	$0.08179
04/01/15	06/30/15	$86.57	$68.78	$0.14596
07/01/15	09/30/15	$90.36	$60.02	$0.05004
10/01/15	12/31/15	$72.62	$61.16	$0.14868
01/04/16	03/31/16	$67.83	$45.73	$0.05783
04/01/16	06/30/16	$59.87	$49.55	$0.04549
07/01/16	09/30/16	$68.83	$55.11	$0.03114

10/03/16	12/30/16	$68.13	$53.31	$0.01831
01/03/17	03/31/17	$72.32	$59.59	$0.01970
04/03/17	06/30/17	$80.31	$66.84	$0.11014
07/03/17	09/29/17	$86.57	$74.47	$0.03704
10/02/17	12/29/17	$88.51	$79.95	$0.03473
01/02/18	03/29/18	$97.03	$85.31	$0.05908
04/02/18	06/29/18	$101.15	$82.90	$0.05849
07/02/18	09/28/18	$100.84	$93.08	$0.07261
10/01/18	12/31/18	$94.90	$65.42	$0.01196
01/02/19	03/29/19	$91.92	$71.21	$0.00000
04/01/19	06/28/19	$93.80	$79.44	$0.00000
07/01/19	09/30/19	$88.89	$76.25	$0.00319
10/01/19	12/31/19	$98.46	$74.65	$0.00086
01/02/20	03/31/20	$98.35	$65.95	$0.00000
04/01/20	06/30/20	$114.17	$73.26	$0.01676
07/01/20	09/30/20	$120.36	$103.87	$0.08897
10/01/20	12/31/20	$151.14	$110.36	$0.17600
01/04/21	03/31/21	$173.99	$129.36	$0.04000
04/01/21	06/30/21	$139.69	$122.48	$0.00000
07/01/21	09/30/21	$138.49	$118.69	$0.00000
10/01/21	12/31/21	$134.15	$108.77	$0.00000
01/03/22	03/31/22	$115.44	$81.07	$0.00000
04/01/22	06/30/22	$96.09	$62.81	$0.00000
07/01/22	09/30/22	$94.90	$75.06	$0.00000
10/03/22	12/30/22	$85.66	$76.72	$0.00000
01/03/23	03/31/23	$91.97	$73.13	$0.00000
04/03/23	06/30/23	$90.23	$75.38	$0.00262
07/03/23	09/29/23	$85.76	$71.88	$0.00000
10/02/23	12/29/23	$90.86	$64.12	$0.01388
01/02/24	03/28/24	$102.89	$87.05	$0.00000
04/01/24	06/28/24	$94.12	$82.22	$0.11478
07/01/24	09/30/24	$102.43	$90.87	$0.01523
10/01/24	10/23/24*	$100.25	$96.22	$0.00000
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2024 includes data for the period from October 1, 2024 through October 23, 2024. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2024.

The graph below illustrates the performance of the shares of the SPDR® S&P® Biotech ETF from January 2, 2014 through October 23, 2024. The closing price of the shares of the SPDR® S&P® Biotech ETF on October 23, 2024 was $96.67. We obtained the closing prices of the shares of the SPDR® S&P® Biotech ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the SPDR® S&P® Biotech ETF should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the SPDR® S&P® Biotech ETF. We cannot give you assurance that the performance of the shares of the SPDR® S&P® Biotech ETF will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Additional Terms of the Notes

Payment at Maturity

The Notes will mature on the date set forth under Final Terms on PS-4 of this pricing supplement (the “Maturity Date”), subject to automatic early call. If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.

If the Notes have not been automatically called and the Final Underlying Price of the underlying is below the Conversion Price, we will deliver to you a number of shares of the underlying equal to the Share Delivery Amount for each Note you then hold. In lieu of any fractional share of underlying that you would otherwise receive in respect of any Notes you hold, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the Closing Price of the underlying on the Final Valuation Date). The number of full shares of the underlying and any cash in lieu of a fractional share that you receive at maturity will be calculated based on the aggregate number of Notes you then hold.

Certain Important Definitions

A “Business Day” means any day (i) that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close and (ii) on which DTC settles payments and/or deliveries of shares.

The “Coupon Payment Dates” are the dates set forth under “Coupon Payment Dates” on PS-6 of this pricing supplement. Each Coupon Payment Date (other than the Maturity Date) is subject to postponement as provided under “Coupon Payments Dates” above.

The “Calculation Agent” means CGMI, an affiliate of Citigroup, or any successor appointed by Citigroup.

The “Closing Price” of the underlying (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” below) on any date of determination will be:

(1) if the applicable security is listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on such date of the Exchange for such security or, if such price is not available on the Exchange for such security, on any other U.S. national securities exchange on which such security is listed or admitted to trading, or

(2) if such security is not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such security is issued by a non-U.S. issuer, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such security (converted into U.S. dollars as provided under “—Dilution and Reorganization Adjustments” below), in each case as determined by the Calculation Agent. If no such price is available pursuant to clauses (1) or (2) above, the Closing Price of such security on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If a Market Disruption Event occurs with respect to the applicable security on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price of such security on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

The “Final Underlying Price” of the underlying will equal the Closing Price of the underlying on the Final Valuation Date.

The “Conversion Price” for the underlying equals the Conversion Price as set forth on the cover page of this pricing supplement. The Conversion Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.” For purposes of the Notes, the Conversion Price may be rounded to the nearest cent.

The “Initial Underlying Price” for the underlying equals the Closing Price of the underlying on the Strike Date, as set forth on the cover page of this pricing supplement. The Initial Underlying Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Strike Date” is the date set forth under Final Terms on PS-4 of this pricing supplement.

The “Trade Date” is the date set forth under Final Terms on PS-4 of this pricing supplement.

The “Settlement Date” means the date set forth under Final Terms on PS-4 of this pricing supplement. See “Plan of Distribution; Conflicts of Interest” in this pricing supplement for additional information.

The “Share Delivery Amount” for the underlying initially equals the $1,000.00 stated principal amount per Note divided by the Conversion Price as set forth under “Final Terms” on PS-4 of this pricing supplement. The Share Delivery Amount will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Underlying Issuer” is set forth under Final Terms on PS-4 of this pricing supplement.

The “Exchange” for the underlying or any other security means the principal U.S. national securities exchange on which trading in the underlying or security occurs (or, if the underlying is not listed or admitted to trading on a U.S. national securities exchange, are issued by a non-U.S. issuer and are listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which the underlying is listed or admitted to trading), as determined by the Calculation Agent.

Consequences of a Market Disruption Event; Postponement of a Valuation Date

If a Market Disruption Event occurs with respect to the underlying on any scheduled Valuation Date, the Calculation Agent may, but is not required to, postpone the Valuation Date to the next succeeding Scheduled Trading Day for the underlying on which a Market Disruption Event does not occur with respect to the underlying; provided that the Valuation Date may not be postponed for more than five consecutive Scheduled Trading Days for the underlying or, in any event, past the second Scheduled Trading Day for the underlying immediately preceding the Maturity Date. In addition, if any scheduled Valuation Date is not a Scheduled Trading Day for the underlying, the Valuation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day for the underlying and (ii) the second Business Day immediately preceding the Maturity Date.

If a Market Disruption Event occurs with respect to the underlying on any Valuation Date and the Calculation Agent does not postpone the Valuation date, or if any Valuation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then any Closing Price to be determined on such date will be determined as set forth in the definition of “Closing Price.”

Under the terms of the Notes, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred with respect to the underlying; (ii) if a Market Disruption Event occurs with respect to the underlying, whether to postpone a Valuation Date as a result of such Market Disruption Event; and (iii) if a Market Disruption Event occurs with respect to the underlying on a date on which the Closing Price of the underlying is determined and the Closing Price of the underlying is available pursuant to clauses (1) or (2) of the definition of “Closing Price,” whether to determine such Closing Price by reference to such clauses (1) or (2) or by reference to the alternative procedure described in the definition of “Closing Price.” In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Notes.

Certain Definitions

The “Closing Time” with respect to the underlying or other security, on any day, means the Scheduled Closing Time (as defined below) of the Exchange for the underlying or other security on such day or, if earlier, the actual closing time of such Exchange on such day.

An “Exchange Business Day” for the underlying or other security means any day on which the Exchange and each Related Exchange for the underlying or other security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to the underlying (or any other security for which a Closing Price must be determined), as determined by the Calculation Agent,

(1)       the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such security on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)       the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)       the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on the Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)       the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any Related Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)       the closure on any Exchange Business Day of the Exchange or any Related Exchange for such security prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)       the failure of the Exchange or any Related Exchange for such security to open for trading during its regular trading session.

A “Related Exchange” for the underlying or any other security means any exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the underlying or other security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” for the underlying means a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for the underlying are scheduled to be open for trading for their respective regular trading sessions. If on any relevant date the underlying has neither an Exchange nor a Related Exchange, then, a Scheduled Trading Day shall mean a Business Day. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the underlying is not scheduled to be open for trading for its regular trading session, but on which the Exchange for the underlying is scheduled to be open for trading for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

The Share Delivery Amount, the Initial Underlying Price, the Conversion Price, the Closing Price of the underlying and the property we may deliver to you at maturity of the Notes will be subject to adjustment from time to time if certain events occur that affect the underlying. Any of these adjustments could have an impact on the number of shares of the underlying (or other securities) you will receive at maturity or whether the Notes are automatically called prior to maturity. CGMI, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. An adjustment will be made for events with an Adjustment Date (as defined below) from but excluding the Trade Date to and including the Final Valuation Date or the applicable Valuation Date on which the Closing Price of the underlying is greater than or equal to the Initial Underlying Price and as a result the Notes are automatically called. If we deliver shares of the underlying at maturity, the Share Delivery Amount will be subject to adjustment for events with an Adjustment Date up to and including the Maturity Date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying during the term of the Notes. See “Risk Factors Relating to the Notes—An Adjustment Will Not Be Made For All Events That May Have a Dilutive Effect On or Otherwise Adversely Affect the Market Price of the Underlying.”

The Calculation Agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the Underlying Issuer:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of shares of the underlying with respect to the underlying (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2) subdivides or splits the outstanding shares of the underlying into a greater number of shares or

(3) combines its outstanding shares of the underlying into a smaller number of shares,

then, in each of these cases, the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of shares of the underlying outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of shares of the underlying outstanding immediately prior to the open of business on the applicable Adjustment Date. An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If the Underlying Issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of shares of the underlying entitling them to subscribe for or purchase shares of the underlying at a price per share less than the Then-Current Market Price of the underlying, other than Excluded Rights (as defined below), then, in each case, the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of the shares of the underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the underlying offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of shares of the underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the underlying which the aggregate offering price of the total number of shares of the underlying offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the underlying, which will be determined by multiplying the total number of shares of the underlying so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment. To the extent that, prior to the Maturity Date or automatic early call of the Notes, after the expiration of the rights or warrants, the Underlying Issuer publicly announces the number of shares of the underlying with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the Share Delivery Amount will be further adjusted to equal the Share Delivery Amount which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of the underlying for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the Initial Underlying Price and the Conversion Price.

“Excluded Rights” means (i) rights to purchase shares of the underlying pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with shares of the underlying and may be redeemed by the Underlying Issuer.

The “Then-Current Market Price” of the underlying, for the purpose of applying any dilution adjustment, means the average Closing Price of the underlying for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date. For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to the underlying on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If the Underlying Issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the underlying, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of shares of the underlying, or declares a record date in respect of an issuance to all holders of shares of the underlying of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one share of the underlying and (ii) the denominator of which will be the Then-Current Market Price of one share of the underlying less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the underlying. An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of shares of the underlying consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of the Underlying Issuer), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment to the Share Delivery Amount provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the underlying on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price of the underlying on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final) so distributed or issued applicable to one share of the underlying. If the Notes are not automatically called prior to maturity and the Closing Price of the underlying as so determined on the Final Valuation Date is less than the Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the underlying equal to the Share Delivery Amount and (y) cash in an amount per Note equal to the Share Delivery Amount as of the Adjustment Date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If the Underlying Issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the underlying of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Price of the underlying on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing Price of the underlying plus the product of (i) the Closing Price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per share of the underlying. If the Notes are not automatically called prior to maturity and the Closing Price of the underlying as so determined on the Final Valuation Date is less than the Conversion Price, then in each of these cases, each holder of the Notes will receive at maturity per Note a combination of (x) a number of shares of the underlying equal to the Share Delivery Amount and (y) a number of shares of such subsidiary capital stock equal to the Share Delivery Amount multiplied by the number of shares of such subsidiary capital stock distributed per share of the underlying. In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the Underlying Issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of shares of the Underlying, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of the Underlying and (c) any cash distributed in a Reorganization Event referred to below, then in each case the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of the Underlying, and (ii) the denominator of which will be the Then-Current Market Price of the Underlying less the amount of the distribution applicable to one share of the Underlying which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”). An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment. In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of shares of the Underlying other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the Underlying or (b) a payment by the Underlying that the Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of shares of the Underlying have the option to receive either a number of shares of the Underlying or a fixed amount of cash.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the Underlying on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price of the Underlying on such date and (ii) the amount of cash so distributed applicable to one share of the Underlying. If the Notes are not automatically called prior to maturity and the Closing Price of the Underlying as so determined on the Final Valuation Date is less than the Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the Underlying equal to the Share Delivery Amount and (y) cash in an amount per Note equal to the Share Delivery Amount as of the Adjustment Date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to the Underlying Issuer:

t	the Underlying Issuer reclassifies the Underlying, including, without limitation, in connection with the issuance of tracking stock,

t	any consolidation or merger of the Underlying Issuer, or any surviving entity or subsequent surviving entity of the Underlying Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Issuer is the continuing company and in which the shares of the Underlying of the Underlying Issuer outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Issuer or another issuer,

t	any sale, transfer, lease or conveyance to another company of the property of the Underlying Issuer or any successor as an entirety or substantially as an entirety,

t	any statutory exchange of the Underlying with securities of another issuer, other than in connection with a merger or acquisition,

t	another entity completes a tender or exchange offer for all the outstanding shares of the Underlying or

t	any liquidation, dissolution or winding up of the Underlying Issuer or any successor of the Underlying Issuer,

the Closing Price of the Underlying on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date of determination. The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the Underlying Issuer or any successor “as an entirety or substantially as an entirety.” The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Notes.

The “Transaction Value” will equal the sum of (1), (2) and (3) below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of the Underlying,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per share of the Underlying, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per share of the Underlying, plus, in each case, if shares of the Underlying continue to be outstanding following the Reorganization Event, the Closing Price of the Underlying.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to the Underlying or the Underlying Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

If the Notes are not automatically called prior to maturity, the Underlying has been subject to a Reorganization Event and the applicable Transaction Value determined on the Final Valuation Date is less than the Conversion Price, each holder of the Notes will receive per Note at maturity (i) cash in an amount equal to the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if the Underlying continues to be outstanding following the effective date of the Reorganization Event, a number of shares of such Underlying equal to the Share Delivery Amount with respect to such Underlying and (iii) the number of Marketable Securities received per share of such Underlying in the Reorganization Event multiplied by the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

t	in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

t	in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

t	in the case of any Reorganization Event, on the effective date of the Reorganization Event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Share Delivery Amount will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the Underlying Issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date or the earlier automatic call of the Notes, then, upon the cancellation, failure of approval or failure to occur, the Share Delivery Amount, the Initial Underlying Price and the Conversion Price will be further adjusted to the Share Delivery Amount, the Initial Underlying Price and the Conversion Price, respectively, which would then have been in effect had adjustment for the event not been made. All adjustments to the Share Delivery Amount shall be cumulative, such that if more than one adjustment is required to the Share Delivery Amount, each subsequent adjustment will be made to the Share Delivery Amount as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which shares of the Underlying trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the Underlying Issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Delisting, Liquidation or Termination of the Underlying

If the Underlying is delisted from its Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange, or if such Underlying is liquidated or otherwise terminated (each, a “Termination Event”), the Calculation Agent may substitute for such Underlying the shares of another ETF that the Calculation Agent determines, in its sole discretion, is comparable to such original ETF (any such ETF, a “Successor Underlying”). If the Calculation Agent selects any such Successor Underlying, such Successor Underlying will be substituted for such Underlying for all purposes of the Notes, including but not limited to determining the Closing Price of such Underlying on any date of determination. In such event, the Calculation Agent will make such adjustments to the Initial

Underlying Price, Conversion Price and/or Share Delivery Amount of the Underlying as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor ETF, the Calculation Agent will cause notice thereof to be furnished to us and the trustee.

 If as of any date of determination the Calculation Agent has not selected any Successor Underlying that is available on such date of determination, the Closing Price of the Underlying on such date of determination will be determined by the Calculation Agent, in its sole discretion, and will be equal to (i) the closing level of the underlying index tracked by the ETF multiplied by (ii) a fraction, (x) the numerator of which is the Closing Price of the shares of such Underlying on the last Scheduled Trading Day for such Underlying prior to the occurrence of such Termination Event on which a Closing Price (i.e., the last reported sale price on the NYSE Arca exchange) was available and (y) the denominator of which is the closing level of such underlying index on such last Scheduled Trading Day. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Value (or Trading Price, if applicable) as described above to be furnished to us and the trustee.

 If the Closing Price of the Underlying is determined by reference to the underlying index as described above, and such index is (i) not calculated and announced by the publisher of such index but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor underlying index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of that underlying index, in each case the Calculation Agent may deem that underlying index (the “Successor ETF Underlying Index”) to be the underlying index and will calculate the closing level of that underlying index by reference to the closing level of that Successor ETF Underlying Index. In such event, the Calculation Agent will make such adjustments, if any, to any level of the underlying index that is used for purposes of the Notes as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor ETF Underlying Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

 If the Closing Price of the Underlying is determined by reference to the underlying index as described above, and at any time the publisher of the underlying index (i) announces that it will make a material change in the formula for or the method of calculating the underlying index or in any other way materially modifies the underlying index (other than a modification prescribed in that formula or method to maintain the index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the underlying index and no Successor ETF Underlying Index is chosen as described above, then the Calculation Agent will calculate the level of the underlying index on each subsequent date of determination in accordance with the formula for and method of calculating the index last in effect prior to the change or cancellation, but using only those securities included in the index immediately prior to such change or cancellation. Such level, as calculated by the Calculation Agent, will be substituted for the relevant level of the index for all purposes. In such event, the Calculation Agent will make such adjustments, if any, to any level of the underlying index that is used for purposes of the Notes as it determines are appropriate in the circumstances.

 Notwithstanding these alternative arrangements, the delisting of the Underlying, the liquidation or termination of the Underlying or the discontinuance of the publication of any underlying index may adversely affect the value of the Notes.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date. For purposes of the immediately preceding sentence, the portion of such payment attributable to the final coupon payment will be prorated from and including the immediately preceding Coupon Payment Date to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of any coupon or any other payment or delivery due under the Notes, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon (as trustee under an indenture dated March 8, 2016) will serve as trustee for the Notes.

CUSIP / ISIN

The CUSIP and ISIN for the Notes are set forth on the cover of this pricing supplement.

Calculation Agent

The Calculation Agent for the Notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Notes. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity for cash), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be short-term capital gain or loss.

•	If, upon retirement of the notes, you receive underlying shares, you should not recognize gain or loss with respect to the underlying shares received, other than any fractional underlying share for which you receive cash. Your basis in any underlying shares received, including any fractional underlying share deemed received, should be equal to your tax basis in the notes. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the notes that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the particular U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $1.00 for each note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $999.00 per note. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. UBS will receive an underwriting discount of $1.00 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately one month, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the

execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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